Exhibit 10.16

EMPLOYMENT AGREEMENT

By and Between

RASER TECHNOLOGIES OPERATING COMPANY, INC.

And

Patrick J. Schwartz

June 27, 2006

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of the 27th day of June 2006 (the “Effective Date”) by and between Raser Technologies Operating Company, Inc. (the “Company”) and Patrick J. Schwartz (“Employee”). For purposes of this Agreement, the Company and Employee are sometimes collectively referred to as the “Parties.”

RECITALS

This Agreement is entered into with reference to the following facts and mutual objectives:

A. Employee’s services are deemed to be of value to the Company.

TERMS AND CONDITIONS OF AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the covenants, conditions, and promises set forth in this Agreement, the Parties agree as follows:

1. Employment and Position

The Company employs Employee, and Employee accepts employment by the Company as, President of the Company for the period of employment specified in Section 3 hereinbelow (“Period of Employment”).

2. Services To Be Rendered

The Employee shall, during the Period of Employment, serve the Company in the position set forth in Section 1 hereinabove diligently and competently. During the Period of Employment, Employee shall be free to conduct personal business and investment activities provided that such activities do not conflict or interfere with the performance of Employee’s duties under this Agreement. In discharging his duties under this Agreement, Employee shall act in the best interests of the Company. In fulfilling his duties and responsibilities under this Agreement, Employee shall report to the CEO of the Company.

3. Period of Employment

Employee’s employment by the Company pursuant to this Agreement shall commence on the Effective Date and continue, unless terminated sooner pursuant to the provisions of this Agreement, for a period of one (1) year from the Effective Date (“Period of Employment”).

4. Base Salary

At the commencement of the Period of Employment, Employee shall be paid an annual base salary in an amount that shall be not less than $185,000 (“Base Salary”). Base Salary shall be paid in accordance with the Company’s standard payroll practices.

5. Incentive Bonus

The Board of Directors and its compensation committee shall determine any incentive bonus guidelines during the Period of Employment. Employee shall be entitled to receive a bonus pursuant to the Company’s bonus plan, and to participate in a deferred compensation plan that may be in effect at the Company from time to time. It is anticipated that any bonus plan for Employee shall depend upon the Company’s income performance as well as general performance evaluations.

6. Expense Reimbursement

Employee shall be entitled to prompt and full reimbursement from the Company for reasonable expenses incurred by Employee in performing services for the Company. Employee shall be required to provide proof and documentation of such expenditures as required by the Company.

7. Stock Options

Employee shall also be eligible to receive additional Company stock options during the Period of Employment, pursuant to a Company stock options bonus plan that may, as from time to time, be in effect. Annual awards, if any, shall take into account the original grant amounts as awarded in Section 15.

8. Other Benefits

In addition to the benefits previously set forth in this Agreement, Employee shall, during the Period of Employment, be entitled to the benefits described below, and, as concerns all such benefit programs where years of service are a factor, Employee shall, to the extent permitted by law, be given full credit for his years of service with the Company prior to the implementation of any benefit program, whether in his capacity as a director, officer, or otherwise:

(a) Vacation. During the Period of Employment, Employee shall be entitled to not less than four (4) weeks of paid vacation during each calendar year during the Period of Employment. Employee shall be paid the cash amount of the unused portion of accrued salary attributable to any unused vacation time on each annual anniversary date of this Agreement.

(b) Insurance. Employee shall be entitled to participate in the group insurance program of the Company as concerns life, disability, medical, dental, vision, or employee assistance insurance made available to other employees as the same may be implemented, changed, modified, or terminated for all participants from time to time. To the extent that such insurance benefits or programs are offered to employees by the Company, the Company shall pay the same premiums for such coverage for Employee.

(c) Retirement Plan. The Employee shall be entitled to participate in the Company’s retirement plans in accordance with the terms and conditions of such plans and applicable law, as the same may be implemented, changed, or terminated from time to time. Employee shall become eligible to participate in the Company’s retirement plans as of the Effective Date or the date of implementation of such plans, whichever is later.

(d) Other Miscellaneous Benefits. The Company shall pay or reimburse Employee for the following miscellaneous benefits:

(i) Annual dues for association membership for relevant professional groups; and

(ii) Subscriptions and purchase of books, journals, publications, and other materials that relate to Employee’s job duties and responsibilities.

9. Term of Employment

(a) Term. The Company hereby agrees to continue the Employee in its employ, and the Employee hereby agrees to remain in the employ of the Company, in accordance with the terms and provisions of Section 3 of this Agreement, for the Period of Employment, thus terminating on the anniversary of the Effective Date of this Agreement.

(b) During the Period of Employment. The Employee’s position, authority, duties, and responsibilities shall be commensurate in all material respects with those held and exercised as of the Effective Date.

(c) Location. The Employee’s services shall be performed at the location where the Employee was employed on the Effective Date, or at any office which is the headquarters of the Company, provided that such headquarters are located in the Salt Lake City/Provo, Utah metropolitan area.

10. Termination of Agreement

(a) Termination of the Employment by Employer. After the one year anniversary of this Agreement, the Employee’s employment shall be at will, meaning that either the Company or the Employee shall be entitled to terminate this Agreement at any time, for any reason, with or without cause. The Company shall have the following rights with respect to termination of Employee’s employment.

(i) Cause. Employee’s employment may be terminated for Cause. For purpose of this Agreement, “Cause” shall mean and refer to a determination made in good faith by the Company’s Board of Directors that:

(1) Employee has been convicted of, or has entered into a plea of guilty or nolo contendere to, a felony punishable by incarceration for a period of one (1) year or longer;

(2) Employee has been convicted of committing a theft, embezzlement, or other criminal misappropriation of funds from the Company; or

(3) Employee has willfully failed or refused to follow reasonable and lawful written policies or directives established by the Board of Directors of the Company, or Employee has willfully failed to attend to material duties or obligations of Employee’s office (other than any such failure resulting from Employee’s incapacity due to physical or mental illness, which is the cause or manifestation of Employee’s disability), which failure or refusal continues for thirty (30) days following delivery of a written demand from the Company’s Board of Directors for performance to Employee identifying the manner in which Employee has failed to follow such policy or directives or to perform such duties.

(ii) Effect Date of Termination. Termination pursuant to this Section shall be effective as of the date of written notice by the Board of Directors to Employee that it has made the required determination, or at such other subsequent date, if any specified in such notice.

(b) Termination by Employee. Employee shall have the right to terminate his employment under this Agreement at any time for Good Reason, provided Employee has delivered written notice to the Company which briefly describes the facts underlying Employee’s belief that “Good Reason” exists and the Company has failed to cure such situation within thirty (30) days after effective date of such notice.

(i) With Good Reason. For purposes of this Agreement, “Good Reason” shall mean and consist of:

(1) A material breach by the Company of its obligations under this Agreement;

(2) The assignment to Employee of duties that are materially inconsistent with, or that constitute a material alteration in the status of his responsibilities set forth in this Agreement, as an employee of the Company;

(3) Without Employee’s prior written consent, the transfer or relocation of Employee’s place of employment to any place other than the Salt Lake City/Provo, Utah metropolitan area, except for reasonable travel on the business of the Company; or

(4) Upon the consummation of a sale of all or a substantial portion of the assets of the Company not in the usual regular course of the business of the Company in which sale the acquiring company did not assume all the obligations of the Company under this Agreement, or a change in control of the ownership or management of the Company.

11. Confidential Information

The Employee shall hold in confidence for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company or any of its affiliated companies and their respective businesses, which have been obtained by the Employee during the Employee’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts of the Employee or representatives of the Employee in violation of this Agreement). After termination of the Employee’s employment with the Company, the Employee shall not, without prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge, or data to anyone other than the Company and those designated by the Company. In no event, however, shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under the provisions of this Agreement.

12. Inventions

(a) Assignment. Without further consideration, the Employee shall fully and promptly report to the Company all ideas, concepts, inventions, discoveries, formulas,

and designs conceived or produced by the Employee at any time during the Period of Employment relating to the Company’s trade or business, whether patentable or unpatentable (collectively, “Inventions”), and shall assign and hereby does assign to the Company or its nominee the Employee’s entire right, title, and interest in and to all such Inventions.

(b) Cooperation. Employee shall take all reasonable action requested by the Company to protect or obtain title to any and all United States and/or foreign patents on any Inventions, including execution and delivery of all applications, assignments, and other documents deemed necessary or desirable by the Company, provided that the Company shall reimburse the Employee for all expenses incurred by the Employee in connection with such execution and delivery.

13. Non-Competition after Termination

(a) Acknowledgment. Employee acknowledges that his services and responsibilities are of a particular significance to the Company, and that his position with the Company does and will continue to give him an intimate knowledge of its business. Because of this, it is important to the Company that the Employee be restricted from the competing with the Company in the event of the termination of his employment.

(b) Agreement. Employee agrees that, in addition to any other limitations, for a period of two (2) years after the termination of his employment under this Agreement, Employee will not directly compete with the Company or its business within the continental United States of America.

14. Severance Pay

Upon six months of services, if Employee does not continue in the employ of the Company after the termination of this Agreement, whether or not the Employee is offered or continues employment by the Company, Company shall pay to Employee, no later than thirty (30) days after termination, the sum of six months salary and Employee shall not be required to mitigate the amount of the payment provided for in this section by seeking other employment or otherwise; nor shall the amount of the severance payment be reduced by any compensation earned by the Employee as a result of the employment by another employer after termination or otherwise.

15. Vesting of Stock Options

Employee is receiving stock options exercisable for 250,000 shares of the Company’s common stock in connection with the execution of this Agreement. Stock options exercisable for 25,000 shares of the Company’s common stock shall vest immediately. The remaining stock options shall vest over a four year period. Stock options exercisable for 45,000 shares of the Company’s common stock shall be vested on a monthly pro rata basis for the first year of this Agreement. On each of the first four anniversary dates of this Agreement, stock options exercisable for 45,000 shares of the Company’s stock shall vest. The sale of the common stock issuable upon exercise of stock option will be registered during the term of the options under the Securities Act of 1933, as amended, on a Form S-8 or other appropriate form of registration statement.

16. Indemnification

The Company shall release, indemnify, defend, and hold harmless Employee with respect to any and all losses, claims, actions, or suits of any kind, nature, or description, whether before a trial or appellate court, or in an administrative, arbitration, or alternative dispute resolution proceeding, relating to, arising from, or in any way connected with the Employee’s acts or omissions as a director, officer, employee, or agent of the Company. Employee shall be permitted to select independent defense counsel of his own choosing, and such counsel shall promptly be reimbursed by the Company for all reasonable fees, expenses, and costs incurred in the defense of Employee. In addition to the foregoing, the Company shall at all times maintain appropriate insurance coverage to protect Employee’s interests as a director, officer, employee, or agent of the Company.

17. Notice

Any notice or other communication required or permitted to be given to the Parties under this Agreement shall be deemed to have been given when received, addressed as follows (or at such other address as the party addressed may have substituted by notice pursuant to this Section):

(a)	If to the Company:

Raser Technologies, Inc.

5152 North Edgewood Drive

Suite 375

Provo, Utah 84604

Attn: Chief Financial Officer

(b)	If to Employee:

Patrick J. Schwartz

1097 E. 1500 S.

Bountiful, Utah 84010

18. Governing Law

This Agreement shall in all respects be interpreted, construed, and governed by and in accordance with the laws of the State of Utah.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date

Raser Technologies Operating Company, Inc.

By:
Signature
Name:	Brent M. Cook
Its:	Chief Executive Officer

Patrick J. Schwartz

Signature